FOR IMMEDIATE RELEASE

CISTERA NETWORKS, INC. ANNOUNCES RESULTS OF

SHORT TERM INVESTMENT INCENTIVE PROGRAM

PLANO, Texas – July 3, 2008 – Cistera Networks® (OTCBB: CNWT) a leading provider of enterprise application platforms and engines for Internet Protocol (IP) Communications, announced today that its Short Term Investment Incentive Program (Program) succeeded in generating approximately $880,000 in proceeds from new investment through warrant exercises; and approximately $3,100,000 of its outstanding convertible notes and associated accrued interest were converted to common equity.  All amounts reported herein are approximate as they are subject to final clearing through financial institutions.

“We’re very pleased at the positive response from our investors to this Program, especially during these challenging times in the general equity markets, said Derek Downs, Cistera CEO.  “This infusion of working capital gives us the solid foundation necessary to support our expected accelerating growth.  As evidenced by the order announced in a press release dated July 2, 2008, relating to our solution being deployed across a Midwest state’s entire infrastructure, our solutions have gained recognition as leading candidates for challenging, large- scale communication environments. We look forward to capitalizing on this market acceptance.”

About Cistera Networks, Inc.

Cistera Networks is a leading provider of enterprise communications platforms and services.  The company blends powerful application infrastructure with industry-specific business processes, to deliver the benefits of voice, video and data convergence to the user.  Cistera’s industry-leading platform delivers the most reliable, scalable and secure application services for IP-based network environments.  Its broad portfolio of application services enables users to improve customer service and satisfaction, increase productivity and collaboration, improve responsiveness to critical incidents and to provide a safer environment.

Based on open standards and a proven server technology foundation, the award-winning Cistera ConvergenceServer™ has a single unified administration which delivers the lowest total cost of ownership in the industry.  It enables customers to create robust and scalable environments that are flexible enough to adapt to their changing needs by scaling up to support from fewer than one hundred to thousands of users, and scaling out to support multiple sites, making it ideal for a broad range of organizations.  For more information, please see www.cistera.com

Media and Investor Contact:

Kathy Lane

760-771-2236

klane@cistera.com

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